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                                                               Exhibit 99(a)(15)

RNS Number:9847Z
Lehman Bros.International Euro
6 March 2001


                       Date of Disclosure 6th March 2001

               DISCLOSURE UNDER RULES 8.1(a), 8.1(b)(i) and 8.3
                   OF THE CITY CODE ON TAKEOVERS AND MERGERS

Date of dealing 5th March 2001

Dealing in Sema Plc                      (name of company)

1)  Class of securities (eg ordinary shares) Ordinary

2)  Amount bought                Amount sold             Price per unit
    ((Pounds))
    122,869,697                  ---------               5.555




3)  Resultant total of the same class owned or controlled
    (and percentage of class)122,869,697                        (20%)


4)  Party making disclosure Lehman Brothers International (Europe)


5)  EITHER (a) Name of purchaser/vendor (Note 1)Schlumberger Investments

    OR     (b) if dealing for discretionary client(s), name of fund
               management organisation N/A

6) Reason for disclosure (Note 2)
   (a) associate of (i) offeror (Note 3)             YES
                    (ii) offeree company             NO

Specify which category or categories of associate (1-8 overleaf) 2

If category (8), explain

   (b) Rule 8.3 (ie disclosure because of ownership or control of 1% or more of the class of relevant securities dealt in) NO

Signed, for and on behalf of the party named in (4) above  N/A

(Also print name of signatory)   Anthony Allen

Telephone and extension number   020 7260 2094


Note 1. Specify owner, not nominee or vehicle company. If relevant, also identify controller of owner, eg where an owner normally acts on instructions of a controller

Note 2. Disclosure might be made for more than one reason; if so, state all reasons.

Note 3. Specify which offeror if there is more than one.

Note 4. When an arrangement exists with any offeror, with the offeree company or which an associate of any offeror or of the offeree company in relation to relevant securities, details of such arrangement must be disclosed, as required by Note 6 on Rule 8

Note 5. It may be necessary, particularly when disclosing derivative transactions, to append a sheet to this disclosure form so that relevant information can be given.

Note 6. In the case of an average price bargain, each underlying trade should be disclosed.

For full details of disclosure requirements, see Rule 8 of the Code. If in doubt, contact the Panel on Takeovers and Mergers, Tel No: 020 7382 9026

END
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Tuesday, 6 March 2001 14.32:20
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